EXHIBIT 99.1

News Release From Lifeline Systems, Inc. FOR IMMEDIATE RELEASE

Contact:

Mark Beucler

Vice President, Finance, Chief Financial Officer and and Treasurer

(508) 988-3200

Email: mbeucler@lifelinesys.com

Lifeline Systems Reports Double-Digit Gains in First-Quarter

Revenues and Net Income

Revenues Increase 15 Percent; Net Income Ahead 20 Percent

FRAMINGHAM, Mass. – April 13, 2004 – Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the first quarter ended March 31, 2004.

Lifeline reported an increase of 20 percent in net income for the first quarter of 2004 to $2.2 million, or $0.16 per diluted share, from $1.8 million, or $0.14 per diluted share, for the first quarter of 2003. Total revenues for the first quarter grew 15 percent to $31.0 million, from $26.8 million a year earlier. Quarterly service revenues increased 15 percent year-over-year to $24.7 million from $21.4 million and product revenues increased 19 percent to $6.0 million from $5.1 million in the first quarter of 2003.

Comments of First-Quarter Performance

“Lifeline’s strong operating performance in the first quarter produced some noteworthy gains, accentuating our successes in implementing the Company’s strategy,” said Ron Feinstein, president and chief executive officer of Lifeline. “The growth of our recurring service revenues, which accounted for 80 percent of total revenues for the first quarter of 2004, reflects our success in working with our healthcare channel to grow our service business and marks the thirty-third consecutive quarter of double-digit service revenue growth. We have increased our effective yields and the growth rate of our average monthly revenue per subscriber as well as increased our subscriber count. We ended the quarter with 396,000 subscribers, up seven percent year-over-year.

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Lifeline Systems Reports Double-Digit Gains in First-Quarter Revenues and Net Income

“In addition, the growth in product revenues in the most recent first quarter was attributable to the expansion of our Senior Living business. First-quarter 2004 Senior Living product revenues were nearly twice those of first-quarter 2003, aided in part by the previously announced March Networks acquisition, and more than offset the planned decline in our traditional healthcare product revenues.

“Our service gross margin—a key driver of profitability with the gradual shift in revenue mix—grew to 48 percent of total first-quarter 2004 service revenues, up three percentage points from 45 percent in the first quarter of 2003. Lifeline’s total gross margin for the 2004 first quarter was 52 percent, up from 50 percent for the first quarter of 2003. The increases in SG&A of $1.9 million were largely the result of ongoing investments in our direct marketing and Senior Living programs, as well as other sales and marketing initiatives,” said Feinstein.

“Lifeline’s strong financial and operating results have translated into a strong balance sheet,” said Mark Beucler, vice president, finance, chief financial officer and treasurer. “As of March 31, 2004, the Company had a cash position of $23.9 million and a working capital position of $35.4 million. By comparison, at the end of first quarter of 2003, Lifeline’s cash position was $11.9 million and its working capital position was $21.2 million.”

Comments on Outlook

Said Feinstein, “During 2004, Lifeline’s overall goal is to continue improving our profitability and capturing more revenue from the value chain. Our primary focus is centered on growing our subscriber base while we are increasing the average monthly and lifetime revenues per subscriber. In addition, we will continue building out our direct marketing program, enhancing our channel strategies, and expanding our clinical marketing.

We continue to expect that our direct marketing campaign will be accretive in late 2004, well ahead of our three-year schedule, and its benefit will be measured in incremental subscribers, revenue and profitability.”

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Lifeline Systems Reports Double-Digit Gains in First-Quarter Revenues and Net Income

About the First-Quarter Conference Call

The financial information contained in this news release will be posted on the “News Releases” page of the Investor Relations section of Lifeline’s website at www.lifelinesys.com.

Lifeline will webcast its quarterly conference call over the Internet at 11:00 a.m. ET tomorrow, Wednesday, April 14. On the conference call, Lifeline CEO Ron Feinstein and CFO Mark Beucler will summarize the Company’s first-quarter 2004 financial results, review business and operations highlights from the quarter and discuss Lifeline’s strategic direction and growth initiatives for 2004. Those who wish to listen to the live broadcast should visit the Investor Relations section of the Company’s website at www.lifelinesys.com at least 15 minutes prior to the event and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

Lifeline’s first-quarter conference call also can be heard live by dialing (800) 289-0730 at least five minutes prior to the call. The international dial-in number is (913) 981-5509. A replay of the call will be available from 2:00 p.m. ET on Wednesday, April 14, through midnight ET Tuesday, April 20. To access the replay, dial (888) 203-1112 (US) or (719) 457-0820 (International). The confirmation code is 429447.

About Lifeline Systems, Inc.

Lifeline Systems is the leading provider of personal response services in the United States and Canada. As of March 31, 2004, it served approximately 396,000 subscribers from response centers in Massachusetts, Ontario and Quebec. The Company is committed to providing reassurance and peace of mind to people who live alone and are faced with isolation and loneliness, as well as the need for emergency response. Lifeline does this by combining dedicated, well-trained people with advanced technology and a national support structure that accord subscribers the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems visit: www.lifelinesys.com.

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Lifeline Systems Reports Double-Digit Gains in First-Quarter Revenues and Net Income

Safe Harbor Language

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, including those concerning Lifeline’s ability to grow the business organically, its direct marketing program and the Company’s first-quarter 2004 financial and operating results, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk of adjustment to the Company’s quarterly and annual financial statements upon review or audit, the risk that the Company’s direct marketing competencies will not be successful in generating incremental revenue and profitability, the risk that a decline in the Company’s product revenues will not be offset by an increase in service revenues, the risk that the Company will not be able to grow its subscriber base served by its monitoring centers by an amount which exceeds the number of subscribers lost, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.

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Lifeline Systems, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

	Three months ended March 31,
	2004	2003
Revenues
Services	$24,676	$21,427
Net product sales	6,020	5,074
Finance and rental income	254	301

Total revenues	30,950	26,802

Costs and expenses
Cost of services	12,840	11,882
Cost of sales	2,169	1,593
Selling, general and administrative	11,790	9,850
Research and development	510	505

Total costs and expenses	27,309	23,830

Income from operations	3,641	2,972
Other income, net	63	57

Income before taxes	3,704	3,029
Provision for income taxes	1,518	1,211

Net income	$2,186	$1,818

Net income per weighted average share:
Basic	$0.16	$0.14

Diluted	$0.16	$0.14

Weighted average shares:
Basic	13,995	12,988

Diluted	14,008	13,406

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,878	$21,356
Accounts receivable, net	9,570	10,586
Inventories	5,788	5,945
Net investment in sales-type leases	2,091	2,234
Prepaid expenses and other current assets	2,742	3,238
Prepaid income taxes	1,708	1,708
Deferred income taxes	1,824	1,805

Total current assets	47,601	46,872
Property and equipment, net	32,780	33,905
Net investment in sales-type leases	4,439	4,488
Goodwill	8,086	7,996
Other intangible assets, net	9,651	7,964
Other assets	134	242

Total assets	$102,691	$101,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$874	$1,870
Accrued expenses	4,977	4,269
Accrued payroll and payroll taxes	3,257	5,511
Accrued income taxes	1,379	—
Deferred revenues	1,005	1,001
Other current liabilities	699	725

Total current liabilities	12,191	13,376
Deferred income taxes	7,599	7,635
Other non-current liabilities	1,024	1,230

Total liabilities	20,814	22,241
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.02 par value, 50,000,000 shares authorized, 13,477,670 shares issued and outstanding at March 31, 2004 and 13,408,094 shares issued and outstanding at December 31, 2003	270	268
Additional paid-in capital	25,766	25,291
Retained earnings	56,021	53,835
Less: Unearned compensation	(585)	(622)
Accumulated other comprehensive income-cumulative translation adjustment	405	454

Total stockholders’ equity	81,877	79,226

Total liabilities and stockholders’ equity	$102,691	$101,467